Exhibit 10.5

Granted To:	###PARTICIPANT_NAME###
Address:	###HOME_ADDRESS###
Grant Date:	###GRANT_DATE###
Granted Amount:	###TOTAL_AWARDS###
Grant Type:	###DICTIONARY_AWARD_NAME###
RSU No:	###EMPLOYEE_GRANT_NUMBER###
Plan:	2020 OMNIBUS STOCK AND INCENTIVE PLAN

UNIVERSAL HEALTH SERVICES, INC.

2020 OMNIBUS STOCK AND INCENTIVE PLAN

RESTRICTED STOCK UNITS AWARD AGREEMENT

This Restricted Stock Units Award Agreement (the “Award Agreement”), made as of the date specified above (the “Grant Date”), by and between Universal Health Services, Inc., a Delaware corporation (the “Company”), and ###PARTICIPANT_NAME### (the “Participant”), residing at the address ###HOME_ADDRESS### set forth above.

W I T N E S S E T H:

WHEREAS, pursuant to the Universal Health Services, Inc. 2020 Omnibus Stock and Incentive Plan, as amended to the Grant Date (the “Plan”), and pursuant to the Employment Agreement between the Company and the Participant, dated December 23, 2020 (the “Employment Agreement”), the Company desires to grant to the Participant an award of Restricted Stock Units, each of which is a bookkeeping entry representing the equivalent in value of one (1) Share, as hereinafter provided. Unless otherwise defined herein, capitalized terms shall have the meanings assigned under the Plan.

NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter contained, the parties hereto agree as follows:

1.The Award. The Company hereby awards to the Participant Restricted Stock Units under the Plan, the provisions of which are incorporated herein by reference. Subject to the terms of this Award Agreement and the Plan, each Restricted Stock Unit represents a right to receive one (1) share of Common Stock (a “Share”) on the applicable vesting date. The number of Restricted Stock Units subject to this Award, the applicable vesting schedule for the Restricted Stock Units, the dates on which the Shares underlying the Restricted Stock Units will be issued, and the remaining terms and conditions are set forth above and in this Award Agreement. Unless and until the Restricted Stock Units have vested in accordance with this Award Agreement, the Participant will have no right to settlement of such Restricted Stock Units. Prior to settlement of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation.

2.Vesting. Except as provided in Section 3 or Section 7, the Award shall vest as of the date that the Committee certifies the extent to which the performance goal set forth on Exhibit A for the Performance Period (as defined in Exhibit A) is achieved (the “Normal Vesting Date”), but only if and to the extent (a) the Company has achieved the performance goal over the Performance Period, as determined by the

Committee, and (b) the Participant has remained employed with the Company continuously until the Normal Vesting Date. The number of Restricted Stock Units that vest may be greater than or less than the Target Award (an defined in Exhibit A), as more specifically set forth on Exhibit A.

3.Termination of Employment.

3.1General Rule. Except as otherwise contemplated by this Section 3 or Section 7, in the event that, prior to the Normal Vesting Date, the Participant terminates employment with the Company, the Participant shall forfeit all Restricted Stock Units (and Dividend Equivalents, if any), and the Participant shall not be entitled to any payment therefor.

3.2Acceleration of Vesting. Notwithstanding Section 3.1 to the contrary, the Restricted Stock Units in the amount of the Target Award shall fully vest upon the termination of the Participant’s employment with the Company due to (i) Executive’s Disability (within the meaning of Section 9 of the Employment Agreement), (ii) Executive’s death, (iii) a termination by the Company without cause (within the meaning of Section 11(a) of the Employment Agreement (“Cause”)) or otherwise in breach of the Employment Agreement, (iv) a termination by the Participant due to a material adverse change in the duties of his office or any other material breach by the Company of its obligations under the Employment Agreement, provided that the Participant first gives written notice to the Company of any such change or breach within 60 days after the initial existence of such change or breach and provides the Company with a cure period of 30 days following the date that such notice is delivered, and the Company does not cure such change or breach within the 30-day cure period, or (v) nonrenewal by the Company of the initial or a renewal term of the Employment Agreement. Any such Restricted Stock Units shall settle at the time set forth in Section 4 (but in no event later than 60 days after the employment termination date, subject to any delay in payment required under Section 11.8 below).

3.3Termination for Cause. Without limiting Section 3.1, should the Participant’s employment with the Company be terminated for Cause or should the Participant engage in conduct that would constitute Cause while the Restricted Stock Units are outstanding, then Participant shall forfeit all Restricted Stock Units which are not, as of the time of such conduct, vested (and Dividend Equivalents, if any), and the Participant shall not be entitled to any payment therefor. In the event the Participant’s employment with the Company is suspended pending an investigation of whether the Participant’s employment will be terminated for Cause, all of the Participant’s rights in connection with the Restricted Stock Units shall be suspended during the investigation period.

3.4Termination of Employment. For purposes of this Award Agreement, but subject to Section 11.8, the Participant’s date of termination of employment shall mean the date upon which the Participant ceases employment with the Company, a Subsidiary or Affiliate, as determined by the Company. Thus, in the event of termination of the Participant’s employment, and unless otherwise expressly provided in this Award Agreement or the Employment Agreement or determined by the Company, the Participant’s right to vest in the Restricted Stock Units will terminate as of such date. The Committee shall have the exclusive discretion to determine when the Participant is no longer performing services for purposes of the Restricted Stock Units (including whether the Participant may still be considered to be providing services while on a leave of absence).

4.Settlement of the Award.

4.1Issuance of Shares of Common Stock. Subject to the provisions of Section 4.3, Section 5, Section 7, and Section 11.8 below, the Company shall issue to the Participant on the vesting date, or as soon as practicable thereafter (but in no event later than 60 days after the vesting date), with respect to each

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Restricted Stock Unit that becomes vested on such date, one (1) Share. Shares issued in settlement of Restricted Stock Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 4.3.

4.2Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with a Company-designated brokerage firm or, at the Company’s discretion, any other broker with which the Participant has an account relationship of which the Company has notice, any or all Shares acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the Shares as to which the Award is settled shall be registered in the name of the Participant.

4.3Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Common Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of U.S. federal, state or foreign law with respect to such securities. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable U.S. federal, state or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company. Further, regardless of whether the transfer or issuance of the Shares to be issued pursuant to the Restricted Stock Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any State, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any State, or any other law.

4.4Fractional Shares. The Company shall not be required to issue fractional Shares upon the settlement of the Award.

5.Tax Withholding and Advice.

5.1In General. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or divided equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any

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relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

5.2Withholding of Taxes. Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items (including hypothetical withholding tax amounts if the Participant is covered under a Company tax equalization policy). In this regard, the Participant authorizes the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding Shares to be issued upon settlement of the Restricted Stock Unit, subject to Section 14.3 of the Plan. In the event that such withholding of Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences (as determined by the Company), by the Participant’s acceptance of the Restricted Stock Units, the Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of Shares from those Shares issued to the Participant in settlement under this Award Agreement, as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

5.3Tax Advice. The Participant represents, warrants and acknowledges that the Company has made no warranties or representations to the Participant with respect to the income tax, social contributions or other tax consequences of the transactions contemplated by this Award Agreement, and the Participant is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences. THE PARTICIPANT UNDERSTANDS THAT THE TAX AND SOCIAL SECURITY LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE PARTICIPANT IS HEREBY ADVISED TO CONSULT WITH HIS OR HER OWN PERSONAL TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE PARTICIPANT’S PARTICIPATION IN THE PLAN BEFORE TAKING ANY ACTION RELATED TO THE PLAN. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

6.Authorization to Release Necessary Personal Information.

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award Agreement and any other Award grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock

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Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Company may retain the services of an equity compensation plan recordkeeper (the “Recordkeeper”) to facilitate administration of the Plan.  In such event, the Participant understands that Data will be transferred to the Recordkeeper or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that, if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s stock administration department. The Participant authorizes the Company, the Recordkeeper and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that, if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company’s stock administration department. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Company’s stock administration department.

7.Effect of Change in Control on Award.

7.1In the event the successor in a Change in Control assumes the Award granted hereby, (a) if still in process, the Performance Period shall end upon the date immediately preceding the Change in Control, (b) the number of Restricted Stock Units that shall be eligible to vest shall be the Target Award, (c) such Target Award shall vest on December 31, 2024, provided that the Participant remains in employment with such successor through such date (in which case the applicable Shares shall be released to the Participant within 60 days following such date), and (d) notwithstanding Section 3.1 and the previous clause, in the event the Participant’s employment with such successor is terminated for any reason set forth in Section 3.2 prior to December 31, 2024, the Target Award shall immediately vest and the applicable Shares shall be released to the Participant (or the Participant’s estate or other legal representative) upon the Participant’s termination of employment (and in no event later than 60 days after such termination).

7.2In the event the successor in a Change in Control does not assume the Award granted hereby, a number of Restricted Stock Units equal to the Target Award shall vest as of the effective date of the Change in Control and the appropriate number of Shares shall be released in accordance with Section 4 (and in no event later than 60 days after the date of the Change in Control).

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8.Adjustments for Changes in Capital Structure.

The number of Restricted Stock Units awarded pursuant to this Award Agreement is subject to adjustment as provided in Article 10 of the Plan. Upon the occurrence of an event described in Article 10 of the Plan, any and all new, substituted or additional securities or other property to which a holder of a Share issuable in settlement of the Award would be entitled shall be immediately subject to the Award Agreement and included within the meaning of the term “Shares” for all purposes of the Award. The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Company and the Participant.

9.No Entitlement to or Claims for Compensation.

In accepting the Award, the Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)all decisions with respect to future Awards of Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

(d)the Restricted Stock Unit grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate the Participant’s employment or service relationship (if any), subject to the Participant’s rights under the Employment Agreement;

(e)the Participant is voluntarily participating in the Plan;

(f)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(g)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)except as may otherwise be provided in the Employment Agreement, no claim for or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units (or any portion thereof) (and Dividend Equivalents, if any) resulting from the termination of the Participant’s employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the

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Participant’s employment agreement, if any), and in consideration of the grant of the Restricted Stock Units, to which the Participant acknowledges he or she is otherwise not entitled, the Participant irrevocably agrees never to institute any such claim against the Company, any of its Subsidiaries or Affiliates or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(j)unless otherwise provided in the Plan or determined by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company.

10.Rights as a Stockholder; Dividend Equivalents.

10.1The Participant shall have no rights as a stockholder with respect to any Shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such Shares or the deposit of such Shares in a brokerage account (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the Shares are issued, except as provided in Section 8 or Section 10.2.

10.2The Participant shall accumulate an unvested right to payment of Dividend Equivalents on the Shares underlying Restricted Stock Units with respect to any cash dividends paid on the Shares that have a record date on or after the date of this Award Agreement. Such Dividend Equivalents will be in an amount of cash per Restricted Stock Unit equal to the cash dividend paid with respect to one Share. The Dividend Equivalents, if any, will be credited to a bookkeeping account in the name of the Participant. The Participant shall be entitled to payment of accumulated Dividend Equivalents with respect to the number of Restricted Stock Units equal to the number of Shares ultimately issued to the Participant pursuant to this Award Agreement. Dividend Equivalents shall be subject to any required tax withholding, and shall be paid to the Participant at the same time that the corresponding Shares are issued to the Participant. The Participant shall not be entitled to Dividend Equivalents with respect to dividends with a record date prior to the date of this Award Agreement. The Dividend Equivalent amounts will be subject to the same vesting, forfeiture, settlement, and other terms and conditions applicable to the corresponding Restricted Stock Units.

11.Miscellaneous Provisions.

11.1Amendment. The Committee may amend this Award Agreement at any time; provided, however, that no such amendment may adversely affect the Participant’s rights under this Award Agreement without the consent of the Participant, except to the extent such amendment is desirable or necessary to comply with applicable law, including, but not limited to, Section 409A of the Code, as further provided in the Plan. No amendment or addition to this Award Agreement shall be effective unless in writing.

11.2Nontransferability of the Award. Prior to the issuance of Shares on the applicable settlement date, no right or interest of the Participant in the Award nor any Restricted Stock Units subject to the Award shall be in any manner pledged, encumbered, or hypothecated to or in favor of any party other

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than the Company or a Subsidiary or Affiliate or shall become subject to any lien, obligation, or liability of such Participant to any other party other than the Company, or a Subsidiary or Affiliate. Except as otherwise provided by the Committee, no Award shall be assigned, transferred or otherwise disposed of other than by will or the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

11.3Further Instruments and Imposition of Other Requirements. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Award Agreement. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Furthermore, the Participant acknowledges that the laws of the country in which the Participant is working at the time of grant, vesting or settlement of the Restricted Stock Units or the sale of Shares received pursuant to this Award Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Participant to additional procedural or regulatory requirements that the Participant is and will be solely responsible for and must fulfill.

11.4Binding Effect. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and permitted assigns.

11.5Notices. Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address maintained for the Participant in the Company’s records or at the address of the local office of the Company or of a Subsidiary or Affiliate at which the Participant works.

11.6Construction of Award Agreement. This Award Agreement, and the Restricted Stock Units evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, and are intended to be made and granted in accordance with the terms of the Employment Agreement that are applicable to the Restricted Stock Units. This Award Agreement, the Plan, and the relevant terms of the Employment Agreement constitute the entire agreement between the Participant and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter. All decisions of the Committee with respect to any question or issue arising under this Award Agreement or the Plan shall be conclusive and binding on all persons having an interest in the Restricted Stock Units.

11.7Governing Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of Delaware, U.S.A. without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

11.8Section 409A. Notwithstanding any other provision of the Plan or this Award Agreement, the Plan and this Award Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof). The vesting and settlement of Restricted Stock Units awarded pursuant to this Award Agreement (and Dividend Equivalents, if any) are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code and the terms of this Award Agreement shall be interpreted in compliance with this intention, and to the extent that such vesting and settlement do

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not comply with the “short-term deferral” exemption or any other exemption from Section 409A of the Code, the terms of this Award Agreement shall be interpreted in accordance with Section 409A. Any reference in this Award Agreement to the Participant’s termination of employment or terms of like import shall be deemed to refer to a “separation from service” (within the meaning of Section 409A of the Code and the regulations thereunder) if and to the extent that such reference applies to a payment that is required to be made under this Award Agreement and the Restricted Stock Units constitute nonqualified deferred compensation subject to, and not exempt from, Section 409A of the Code. In the event that the Participant is a “specified employee” (within the meaning and for purposes of Section 409A of the Code) on the date of his termination of employment, any payment that is subject to Section 409A of the Code and that is payable to the Participant under this Award Agreement in connection with the termination of his employment shall be delayed until the date that is six months after the date of such termination of employment (or, if earlier, until the date of the Participant’s death), at which time the Participant (or his beneficiary, as the case may be) shall receive a catch-up payment of the amounts that otherwise would have been paid in the absence of such delay. Further, if payments under this Award Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction in benefits payable under the Award, as the Committee determines are necessary or appropriate to ensure that the Restricted Stock Units (and Dividend Equivalents, if any) qualify for exemption from or comply with Section 409A of the Code or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code; provided, however, that the Company makes no representations that the Restricted Stock Units (and Dividend Equivalents, if any) will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to these Restricted Stock Units (and Dividend Equivalents, if any).

11.9Administration. The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Award Agreement or the Restricted Stock Units.

11.10Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11Severability. If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.

11.12Language. If the Participant has received this Award Agreement or any other document related to the Plan in a language other than English and the meaning of the translated version is different from the English version, the English version will control.

11.13Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an

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online or electronic system established and maintained by the Company or a third party designated by the Company.

11.14Waiver. The Participant acknowledges that the Company’s waiver of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant or any other participant.

11.15Clawback/Recovery. The Restricted Stock Units shall be subject to the Clawback/Recovery provisions contained in Section 14.17 of the Plan.

By his or her signature below or by electronic acceptance or authentication in a form authorized by the Company (including by electronically accepting this Award Agreement through his or her Shareworks account with Morgan Stanley), the Participant agrees to be bound by the terms and conditions of the Plan and this Award Agreement. The Participant has reviewed this Award Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of this Award Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Restricted Stock Units.

UNIVERSAL HEALTH SERVICES, INC.	PARTICIPANT

By: /s/ Steve Filton	By: ____________________________________

Print Name: Steve Filton	Print Name:	###PARTICIPANT_NAME###

Title: Executive Vice President and CFO

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